UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 15, 2007
Date of Report (Date of earliest event reported)

SEARCHLIGHT MINERALS CORP.
(Exact name of registrant as specified in its charter)

NEVADA	000-30995	98-0232244
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

#120 - 2441 W. Horizon Ridge Pkwy
Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

(702) 939-5247
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02      Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Searchlight Minerals Corp. (the “Company”) have approved a director compensation policy effective July 1, 2007 for the Company’s non-employee directors. Under the Company’s new compensation policy commencing July 1, 2007 the Company’s non-employee directors receive compensation as follows: (i) each non-employee director will be issued annually such number of restricted shares of the Company’s common stock as is equal to the sum of $36,000, to be issued on a quarterly basis based on the closing price of the Company’s stock on the last day of trading in each fiscal quarter; and (ii) each non-employee director will receive an annual retainer of $36,000 payable in monthly instalments. The above restricted stock awards and annual retainer are subject to the non-employee director’s continued service to the Company during the fiscal year.

Item 7.01      Regulation FD Disclosure.

At a board of directors meeting held immediately following the 2007 annual meeting of the stockholders of the Company held on June 15, 2007 the following officers of the Company were reappointed to hold office until their successors have been duly elected and qualified: Ian R. McNeil was reappointed as Chief Executive Officer and President, Carl S. Ager was reappointed as Vice President, Secretary and Treasurer, and Melvin L. Williams was reappointed as Chief Financial Officer. Also on June 15, 2007 the board reappointed Robert D. McDougal as sole member of the Company’s audit and compensation committees and Ian R. McNeil, Carl S. Ager and Robert D. McDougal were reappointed to the Company’s disclosure committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARCHLIGHT MINERALS CORP.

Date: July 3, 2007
	By:	/s/ Ian R. McNeil
IAN R. MCNEIL
President